EXHIBIT 11

                 BALDOR ELECTRIC COMPANY AND AFFILIATES
                COMPUTATION OF EARNINGS PER COMMON SHARE




                                                THREE MONTHS ENDED
                                            ---------------------------
                                            April 1,            April 2,
                                               1995                1994

(In thousands, except per share data)


Primary

     Weighted average shares outstanding      18,335              18,072

     Dilutive stock options based on the
       treasury stock method using the
       average market price                      791                 904
                                            --------            --------

     Total                                    19,126              18,976
                                            ========            ========

Net Earnings                                $  7,671            $  5,678
                                            ========            ========

Per Share Earnings                          $   0.40            $   0.30
                                            ========            ========

Fully Diluted

     Weighted average shares outstanding      18,335              18,072

     Dilutive stock options based on the
       treasury stock method using the
       year-end market price, if higher
       than average market price                 799                 866
                                            --------            --------

          Total                               19,134              18,938
                                            ========            ========

Net Earnings                                $  7,671            $  5,678
                                            ========            ========

Per Share Earnings                          $   0.40            $   0.30
                                            ========            ========


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